EXHIBIT 99.1

Lumera Reports Third Quarter Results and Updates Product Development Efforts

BOTHELL, Wash., Nov 3, 2004. Lumera Corporation, (NASDAQ: LMRA), an emerging leader in the field of nanotechnology, today reported financial results for the third quarter of 2004 and released information regarding its current product development efforts.

“We are in the process of transitioning from primarily providing custom materials under government contracts to developing commercial products,” said Tom Mino, CEO of Lumera. “While we had expected to begin generating modest product sales of our wireless antennas and biochips during the third quarter, we continue to be very excited by the long-term potential of our technology and our team. We think that our current products and products under development have the potential to change significantly the way our customers solve important technical problems.

“We are continuing actively to introduce our proprietary materials to potential customers and are working internally and with partners to refine and improve our products. We remain very optimistic that our proprietary technologies, together with a seasoned management team, and cash resources from our recently completed initial public offering, will allow us to accomplish our long-term objectives,” Mino concluded.

Summary Financial Discussion

Revenue for the three months ended September 30, 2004, was $292,000 compared to $676,000 for the same period in 2003. Revenue for the nine months ended September 30, 2004, was $896,000 compared to $1,441,000 for the same period in 2003. Revenues for both the current year periods are lower primarily due to a government sub-contract awarded during 2003 that has not been renewed due to defense spending priorities. Additionally, Lumera has reallocated personnel and technical resources from revenue-generating government contracts to product development work for applications in future commercial markets, which has reduced current revenue.

Research and development expense for the three months ended September 30, 2004 was $1,592,000, compared to $1,886,000 for the same period in 2003. Research and development expense for the nine months ended September 30, 2004 was $2,662,000, compared to $5,926,000 for the same period in 2003. Research and development expense decreased for both comparative periods primarily due to lower expenses in 2004 associated with agreements between Lumera and the University of Washington.

Marketing, general and administrative expense for the three months ended September 30, 2004 was $1,513,000, compared to $268,000 for the same period in 2003. Marketing, general and administrative expense for the nine months ended September 30, 2004 was $3,404,000, compared to $889,000 for the same period in 2003. Marketing, general and administrative expense increased in both comparative periods primarily due to non-cash stock based compensation costs associated with stock options granted with exercise prices below the fair value of the common stock at the date of issue, additional executive headcount, and the costs of being a public company.

Lumera reported a net loss of $3,176,000 or $0.24 per share for the third quarter of 2004 compared to a net loss of $1,848,000 or $0.30 per share in the same period in 2003. For the nine months ended September 30, 2004, the company reported a net loss of $6,500,000 or $0.75 per share compared to $6,054,000 or $0.98 per share for the same period in 2003.

We completed our initial public offering in July 2004, raising net proceeds of $38.7 million before offering expenses, which totaled $2.0 million to date. As of September 30, 2004, we had net cash and securities of $33,095,000.

Summary Discussion of Product Development

Lumera develops proprietary polymer materials and is working on a number of products based on these materials for a broad range of applications. To date, substantially all of Lumera’s revenues have come from contracts to develop custom-made electro-optic materials and devices for government agencies. Lumera is developing products for three distinct markets which we believe address significant market opportunities, including biotechnology disposables, electro-optic devices and wireless antennas and systems. Lumera has not yet generated commercial sales of its products in any of these markets.

The status of Lumera’s product commercialization efforts in each of these markets is summarized below:

Biotechnology Disposables

Lumera is developing various disposable biochips that are fabricated with a proprietary polymer coating and process. These biochips enable biologists to isolate DNA and protein samples for testing. Delays in product testing efforts by a prospective customer have slowed our plan to begin pilot production orders of our biochips. We continue to work with prospective customers and currently expect that pilot production could begin in early 2005.

Electro-Optic Devices

We recently announced a new polymer material with improved electro-optic properties that we believe will lead to substantial opportunities in the commercial and government markets. We have supplied samples of this material to multiple government agencies and potential industrial partners. The applications for this advanced material include electro-optic components such as modulators and ring oscillators, polymer electronics such as high performance diodes and transistors, and optical interconnects for high speed (greater than 20 billion cycles per second) inter and intra semiconductor chip communication.

Lumera recently acquired exclusive rights to a flexible polymer modulator design and process from the University of Southern California that has the potential to increase revenue from military and high volume metro access telcom applications.

During the 4th quarter Lumera expects to deliver high speed, low power modulators to a U.S. government agency under an existing contract, which could result in additional dollars being allocated to this project by the funding agency during 2005.

Wireless Antennas and Systems

Over the last several months, we have re-evaluated our plans to start production of 2.4 and 5.2 GHz Wi-Fi antennas. After reviewing recent market data, we developed a new product strategy that refocuses resources on our “smart antenna” applications, which feature polymer-based technology that provides electronic rather than mechanical beam steering. Our smart antenna has no moving parts, which we expect will improve its accuracy and durability compared to antennas that use mechanical beam steering. We believe that smart antennas represent a potential opportunity for Lumera and we will have prototypes available for test marketing in early 2005. We have not yet begun commercial production of smart antennas.

Conference Call

Lumera will host a conference call to discuss its third quarter 2004 financial results at 4:30 p.m. EST today. The call will be broadcast over the Internet and can be accessed from the company’s web site at www.lumera.com. Additionally, U.S. participants may join the conference call by dialing 888-396-2384 ten minutes prior to the start of the conference. International participants can dial 617-847-8711. The conference passcode number is 60425681. A telephone replay of the call will be available through November 17, 2005, and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888(for international participants. The replay passcode is 68399754. A replay of the conference call will be available on the company’s web site.

About Lumera

Lumera is an emerging leader in the field of nanotechnology. The company designs proprietary molecular structures and polymer compounds for a broad range of electro-optic, RF and specialty coating applications. The company also has developed proprietary processes for fabricating such devices. For more information, please visit http://www.lumera.com/.

Forward-Looking Statements Disclaimer

Certain statements contained in this release, including expected results, projections of future revenues, plans for product development and production volume, future development contracts and commercial arrangements, growth in demand, future product benefits and future operations, as well as statements containing words like “believes”, “estimate”, “expects”, “anticipates”, “target”, “plans”, “will”, “could” and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company’s forward-looking statements include the following: our ability to raise additional capital when needed; market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our dependence on the defense industry and a limited number of government development contracts; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims and other risk factors identified from time to time in the company’s SEC reports. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Consolidated Balance Sheet

(In thousands)

(Unaudited)

	September 30, 2004	December 31, 2003
Assets
Current assets
Cash and cash equivalents	$8,183	$560
Investment securities, available-for-sale, current	9,081
Accounts receivable, net of allowances	28	151
Costs and estimated earnings in excess of billings on uncompleted contracts	155	166
Prepaid stock-based research costs	—	159
Other current assets	487	55

Total current assets	17,934	1,091
Investment securities, available-for-sale, long-term	15,831	—
Property and equipment, net	2,074	2,867
Other assets	—	100

Total assets	$35,839	$4,058

Liabilities, mandatorily redeemable convertible preferred stock and shareholders’ equity (deficit)
Current liabilities
Accounts payable	$509	$159
Payable to related party	45	42
Current portion of research liability	27	—
Accrued liabilities	1,214	576

Total current liabilities	1,795	777
Research liability	—	1,948
Other long-term liabilities	—	16

Total liabilities	1,795	2,741
Commitments and contingencies	—	—
Mandatorily redeemable convertible preferred stock	—	27,206
Shareholders’ deficit
Common stock at par value	70,372	—
Class A Common stock at par value	—	3,361
Class B Common stock at par value	—	105
Deferred stock-based compensation	(977)	(31)
Accumulated other comprehensive gain (loss)	(27)	—
Accumulated deficit	(35,324)	(29,324)

Total shareholders’ equity (deficit)	34,044	(25,889)

Total liabilities, mandatorily redeemable convertible preferred stock and shareholders’ equity (deficit)	$35,839	$4,058

Lumera Corporation

Consolidated Statement of Operations

(In thousands, except earnings per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenue	$292	$676	$896	$1,441
Cost of revenue	164	373	546	756

Gross Profit	128	303	350	685

Research and development expense	1,592	1,886	2,662	5,926
Marketing, general and administrative expense	1,513	268	3,404	889

Total operating expenses	3,105	2,154	6,066	6,815

Loss from operations	(2,977)	(1,851)	(5,716)	(6,130)
Interest income	63	3	64	37
Interest expense	(262)		(348)
Realized gain on sale of investment securities	—	—	—	39

Net loss	$(3,176)	$(1,848)	$(6,000)	$(6,054)

Deemed dividend upon issuance of mandatorily redeemable convertible preferred stock			(500)

Net loss available to common shareholders	$(3,176)	$(1,848)	$(6,500)	$(6,054)

Net loss per share-basic and diluted	$(0.24)	$(0.30)	$(0.75)	$(0.98)

Weighted-average shares outstanding—basic and diluted	13,485,804	6,172,400	8,627,996	6,172,400

CONTACT: Lumera Corporation

Todd Wolfenbarger (media) 801-595-1155

Peter Biere (investors) 425-398-6544

SOURCE: Lumera Corporation